Exhibit 99.1

News Release

Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Ed Markey 330-796-8801
ANALYST CONTACT:	Christina Zamarro 330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports Third Quarter 2018 Results

•	Goodyear net income of $351 million versus $129 million in the prior year

•	Segment operating income stable, as price and mix largely balance

•	Global tire units rise 2%, with consumer replacement up 11% in the U. S. and 4% in EMEA

•	Double-digit increases in the U.S. and European ≥17-inch consumer replacement segment

•	Results reflect impact of China slowdown and strengthening U.S. dollar

AKRON, Ohio, Oct. 26, 2018 – The Goodyear Tire & Rubber Company today reported results for the third quarter of 2018.

“We continued to improve the operating performance in our key mature markets, driven by strong volume growth, including significant increases in the more profitable 17-inch-and-greater rim sizes in the U.S. and Europe,” said Richard J. Kramer, chairman, chief executive officer and president. “These gains contributed to the improving momentum in our two largest segments, as EMEA delivered operating income growth of more than 20 percent and Americas turned in its best year-over-year performance since 2016.”

“We are pleased to see that in total, our operating performance was relatively stable in a period of increasing volatility. The issues that began to emerge in the second quarter have persisted – including a stronger U.S. dollar and deteriorating market conditions in China. Additionally, newly enacted emission standards in Europe, growing economic volatility in Latin America, and a changing global trade environment have added incremental challenges for the industry. We have successfully navigated through similar conditions in the past, and I am confident that our strategic plan and the investments we are making are improving our long-term competitive position.”

Goodyear’s third quarter 2018 sales were $3.9 billion, up slightly compared with a year ago, driven by higher volume, improved price/mix and higher sales in other tire-related businesses. These increases were substantially offset by unfavorable foreign currency translation.

Tire unit volumes totaled 40.5 million, up 2 percent from 2017. Replacement tire shipments increased 4 percent, driven by strength in Americas and EMEA. Original equipment unit volume decreased 4 percent, primarily driven by lower consumer demand in China.

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Goodyear’s third quarter 2018 net income was $351 million ($1.48 per share), up from $129 million (50 cents per share) a year ago. The increase was primarily driven by a $287 million net gain resulting from the company’s TireHub transaction, which was completed during the quarter. Third quarter 2018 adjusted net income was $163 million (68 cents per share), compared to $177 million (70 cents per share) in 2017. Per share amounts are diluted.

The company reported segment operating income of $362 million in 2018, virtually flat with $367 million a year ago.

Year-to-Date Results

Goodyear’s net sales for the first nine months of 2018 were $11.6 billion, a 3 percent increase from the 2017 period, primarily due to improvements in price/mix and higher unit volumes.

Tire unit volumes totaled 118.5 million, up 1 percent from 2017. Replacement tire shipments increased 2 percent, driven by stronger consumer replacement shipments in EMEA and Americas. OE tire volume decreased 1 percent, with declines in EMEA and Americas partially offset by increases in Asia Pacific during the first half of the year.

Goodyear’s year-to-date net income of $583 million ($2.42 per share) is up from $442 million ($1.73 per share) in the prior year’s period. Adjusted net income for the first nine months was $434 million ($1.80 per share), compared to $543 million ($2.13 per share) in the prior year’s period. Per share amounts are diluted.

The company reported segment operating income of $967 million for the first nine months of 2018, down from $1.1 billion a year ago. The decrease was largely attributable to the effect of higher raw material costs and reduced price/mix, partially offset by net cost savings and the impact of higher volumes.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2018 and 2017 periods.

Business Segment Results

Americas

	Third Quarter		Nine Months
(in millions)	2018	2017	2018	2017
Tire Units	17.8	17.1	51.8	51.4
Sales	$2,107	$2,041	$6,054	$6,028
Segment Operating Income	194	196	475	630
Segment Operating Margin	9.2%	9.6%	7.8%	10.5%

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Americas’ third quarter 2018 tire unit volume was up 4 percent. Sales of $2.1 billion were up 3 percent, primarily related to increased volume, higher third-party chemical sales and increases in price/mix. These increases were partially offset by unfavorable foreign currency translation. Replacement tire shipments were up 5 percent, led by 11 percent growth in the U.S. consumer business, which more than offset a 6 percent decline in Brazil. U.S. sell-out was up 5 percent, the third straight quarter of solid growth. Original equipment unit volume was relatively flat compared to the prior year’s third quarter.

Third quarter 2018 segment operating income of $194 million was nearly flat compared to the prior year. The modest decline was driven by the impact of reduced price/mix, higher conversion costs, unfavorable foreign currency translation and increased raw material costs, substantially offset by a favorable indirect tax settlement in Brazil and higher tire volumes.

Europe, Middle East and Africa

	Third Quarter		Nine Months
(in millions)	2018	2017	2018	2017
Tire Units	15.2	14.9	44.1	43.4
Sales	$1,290	$1,311	$3,880	$3,664
Segment Operating Income	111	90	289	271
Segment Operating Margin	8.6%	6.9%	7.4%	7.4%

Europe, Middle East and Africa’s third quarter 2018 sales decreased approximately 2 percent from last year to $1.3 billion, primarily attributable to unfavorable foreign currency translation, partially offset by increased volume and favorable price/mix. Tire unit volumes increased 3 percent. Replacement tire shipments were up 4 percent, driven by increased customer demand in the consumer tire business. Original equipment unit volume decreased 1 percent.

Third quarter 2018 segment operating income of $111 million was 23 percent higher than the prior year’s quarter, driven by lower raw material costs, the impact of higher volume and improved price/mix, partially offset by higher selling, administrative and general expenses and unfavorable foreign currency translation.

Asia Pacific

	Third Quarter		Nine Months
(in millions)	2018	2017	2018	2017
Tire Units	7.5	7.8	22.6	22.4
Sales	$531	$569	$1,665	$1,614
Segment Operating Income	57	81	203	225
Segment Operating Margin	10.7%	14.2%	12.2%	13.9%

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Asia Pacific’s third quarter 2018 sales decreased 7 percent from last year to $531 million, primarily reflecting lower tire volumes and unfavorable foreign currency translation. Tire unit volumes were down 4 percent. Replacement tire shipments were stable despite weakness in China compared with the same quarter a year ago. Original equipment unit volume was down 11 percent, primarily due to expected declines in our consumer tire business in China.

Third quarter 2018 segment operating income of $57 million was down 30 percent from last year due to higher selling, administrative and general expenses, partially driven by higher bad debt expense, lower volume and reduced price/mix.

2018 Outlook

The company revised its expectations for 2018 segment operating income to reflect the increasingly challenging industry environment. The company expects its segment operating income to exceed $1.3 billion. This outlook reflects the impact of higher raw material costs, which includes the negative impact of transactional currency headwinds, further industry weakness in China and economic volatility in Brazil.

Shareholder Returns

The company announced a 14 percent increase in its quarterly dividend to 16 cents per share of common stock on Oct. 10, 2018, payable on Dec. 3, 2018 to shareholders of record on Nov. 1, 2018. The payout represents an annual rate of 58 cents per share for 2018 and 64 cents per share for 2019.

As a part of its previously announced $2.1 billion share repurchase program, the company repurchased 4.2 million shares of its common stock for $100 million during the third quarter. Since its inception, purchases under the program total 52 million shares for $1.5 billion.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (866) 952-8559 or (785) 424-1743 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 839-1229 or (402) 220-0459. The replay will also remain available on the website.

Goodyear is one of the world’s largest tire companies. It employs about 64,000 people and manufactures its products in 48 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2018	2017	2018	2017
NET SALES	$3,928	$3,921	$11,599	$11,306
Cost of Goods Sold	3,028	3,054	8,953	8,599
Selling, Administrative and General Expense	553	545	1,732	1,700
Rationalizations	5	46	40	102
Interest Expense	82	84	236	260
Other (Income) Expense	(253)	30	(171)	54

Income before Income Taxes	513	162	809	591
United States and Foreign Tax Expense	159	30	211	136

Net Income	354	132	598	455
Less: Minority Shareholders’ Net Income	3	3	15	13

Goodyear Net Income	$351	$129	$583	$442

Goodyear Net Income - Per Share of Common Stock
Basic	$1.49	$0.52	$2.45	$1.76

Weighted Average Shares Outstanding	236	250	238	251
Diluted	$1.48	$0.50	$2.42	$1.73

Weighted Average Shares Outstanding	238	254	241	255
Cash Dividends Declared Per Common Share	$0.14	$0.10	$0.42	$0.30

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	September 30,	December 31,
	2018	2017
Assets:
Current Assets:
Cash and Cash Equivalents	$896	$1,043
Accounts Receivable, less Allowance - $117 ($116 in 2017)	2,670	2,025
Inventories:
Raw Materials	567	466
Work in Process	155	142
Finished Products	2,216	2,179

	2,938	2,787
Prepaid Expenses and Other Current Assets	249	224

Total Current Assets	6,753	6,079
Goodwill	572	595
Intangible Assets	137	139
Deferred Income Taxes	1,908	2,008
Other Assets	1,089	792
Property, Plant and Equipment less Accumulated Depreciation - $10,199 ($10,078 in 2017)	7,132	7,451

Total Assets	$17,591	$17,064

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,819	$2,807
Compensation and Benefits	517	539
Other Current Liabilities	795	1,026
Notes Payable and Overdrafts	445	262
Long Term Debt and Capital Leases due Within One Year	471	391

Total Current Liabilities	5,047	5,025
Long Term Debt and Capital Leases	5,604	5,076
Compensation and Benefits	1,350	1,515
Deferred Income Taxes	95	100
Other Long Term Liabilities	495	498

Total Liabilities	12,591	12,214
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 233 and 240 million in 2018 and 2017 after deducting 45 and 38 million treasury shares in 2018 and 2017	233	240
Capital Surplus	2,125	2,295
Retained Earnings	6,525	6,044
Accumulated Other Comprehensive Loss	(4,083)	(3,976)

Goodyear Shareholders’ Equity	4,800	4,603
Minority Shareholders’ Equity – Nonredeemable	200	247

Total Shareholders’ Equity	5,000	4,850

Total Liabilities and Shareholders’ Equity	$17,591	$17,064

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Nine Months Ended
	September 30,
	2018	2017
Cash Flows from Operating Activities:
Net Income	$598	$455
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	589	586
Amortization and Write-Off of Debt Issuance Costs	11	17
Provision for Deferred Income Taxes	59	33
Net Pension Curtailments and Settlements	13	13
Net Rationalization Charges	40	102
Rationalization Payments	(151)	(96)
Net (Gains) Losses on Asset Sales	(1)	(14)
Gain on TireHub Transaction, Net of Transaction Costs	(273)	—
Pension Contributions and Direct Payments	(56)	(67)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(807)	(807)
Inventories	(254)	(254)
Accounts Payable - Trade	235	5
Compensation and Benefits	7	(27)
Other Current Liabilities	(119)	(51)
Other Assets and Liabilities	85	(49)

Total Cash Flows from Operating Activities	(24)	(154)
Cash Flows from Investing Activities:
Capital Expenditures	(615)	(683)
Asset Dispositions	2	9
Short Term Securities Acquired	(61)	(51)
Short Term Securities Redeemed	61	51
Notes Receivable	(50)	—
Other Transactions	(1)	(1)

Total Cash Flows from Investing Activities	(664)	(675)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	1,458	544
Short Term Debt and Overdrafts Paid	(1,267)	(523)
Long Term Debt Incurred	4,704	4,972
Long Term Debt Paid	(3,992)	(4,193)
Common Stock Issued	4	12
Common Stock Repurchased	(200)	(205)
Common Stock Dividends Paid	(100)	(75)
Transactions with Minority Interests in Subsidiaries	(27)	(6)
Debt Related Costs and Other Transactions	(3)	(69)

Total Cash Flows from Financing Activities	577	457
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(37)	51

Net Change in Cash, Cash Equivalents and Restricted Cash	(148)	(321)
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	1,110	1,189

Cash, Cash Equivalents and Restricted Cash at End of the Period	$962	$868

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes.

The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income is Goodyear Net Income and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income by Net Sales).

Adjusted Net Income is Goodyear Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP financial measure, Total Segment Operating Income, to the most directly comparable U.S. GAAP financial measure, Goodyear Net Income, because management cannot reliably predict all of the necessary components of Goodyear Net Income without unreasonable effort. Goodyear Net Income includes several significant items that are not included in Total Segment Operating Income, such as rationalization charges, other (income) expense, pension curtailments and settlements, and income taxes. The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments, such as a decision to exit part of the company’s business, acquisitions and dispositions, foreign currency exchange gains and losses, financing fees, actions taken to manage the company’s pension liabilities, and the recording or release of tax valuation allowances, are inherently unpredictable as to if or when they may occur. The inability to provide a reconciliation is due to that unpredictability and the related difficulty in assessing the potential financial impact of the non-GAAP adjustments. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to the company’s future financial results.

See the tables below for reconciliations of historical Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP financial measures.

Segment Operating Income and Margin Reconciliation Table

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2018	2017	2018	2017
Total Segment Operating Income	$362	$367	$967	$1,126
Rationalizations	5	46	40	102
Interest Expense	82	84	236	260
Other (Income) Expense	(253)	30	(171)	54
Asset Write-offs and Accelerated Depreciation	—	10	2	39
Corporate Incentive Compensation Plans	(1)	—	6	27
Intercompany Profit Elimination	2	21	(2)	16
Retained Expenses of Divested Operations	2	3	7	9
Other	12	11	40	28

Income before Income Taxes	$513	$162	$809	$591
United States and Foreign Taxes	159	30	211	136
Less: Minority Shareholders Net Income	3	3	15	13

Goodyear Net Income	$351	$129	$583	$442

Sales	$3,928	$3,921	$11,599	$11,306
Return on Sales	8.9%	3.3%	5.0%	3.9%
Total Segment Operating Margin	9.2%	9.4%	8.3%	10.0%

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Tables

Third Quarter 2018	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)

As Reported	$513	$159	$3	$351	238	$1.48
Significant Items:
Discrete Tax Items	(22)	(36)		14		0.05
Pension Settlement	10	2		8		0.03
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	5	1		4		0.01
Legal Claims Related to Discontinued Operations	4	1		3		0.01
Hurricane Effect	2			2		0.01
Gain on TireHub Transaction, Net of Transaction Costs	(287)	(68)		(219)		(0.91)

	(288)	(100)		(188)		(0.80)

As Adjusted	$225	$59	$3	$163	238	$0.68

Third Quarter 2017	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$162	$30	$3	$129	254	$0.50
Significant Items:
Rationalizations, Asset Write-offs, andAccelerated Depreciation Charges	56	18		38		0.15
Hurricane Effect	17	2		15		0.06
Pension Settlement	13	5		8		0.03
Insurance Recovery - Discontinued Products	(5)	(2)		(3)		(0.01)
Discrete Tax Items	2	12		(10)		(0.03)

	83	35		48		0.20

As Adjusted	$245	$65	$3	$177	254	$0.70

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First Nine Months 2018	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)

As Reported	$809	$211	$15	$583	241	$2.42

Significant Items:
Rationalizations, Asset Write-Offs, and Accelerated Depreciation Charges	42	11		31		0.13
Hurricane Effect	12			12		0.05
Pension Settlement	13	3		10		0.04
Pension Standard Change	9	2		7		0.03
Brazil Transportation Strike	7	2		5		0.02
Legal Claims Related to Discontinued Operations	4	1		3		0.01
Insurance Recovery - Discontinued Products	(3)	(1)		(2)		(0.01)
Discrete Tax Items	(22)	(15)		(7)		(0.03)
Gain on TireHub Transaction, Net of Transaction Costs	(273)	(65)		(208)		(0.86)

	(211)	(62)		(149)		(0.62)

As Adjusted	$598	$149	$15	$434	241	$1.80

First Nine Months 2017	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)

As Reported	$591	$136	$13	$442	255	$1.73

Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	141	42	1	98		0.39
Debt Redemption Charges	31	12		19		0.07
Hurricane Effect	17	2		15		0.06
Pension Settlement	13	5		8		0.03
Insurance Recovery - Discontinued Products	(5)	(2)		(3)		(0.01)
Net Gains on Asset Sales	(14)	(2)		(12)		(0.05)
Discrete Tax Items	(2)	22		(24)		(0.09)

	181	79	1	101		0.40

As Adjusted	$772	$215	$14	$543	255	$2.13

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